 Exhibit (r)(4)

GOLDENTREE ASSET MANAGEMENT LP

CODE OF ETHICS

January 2020

Exhibit A	EMPLOYEE QUESTIONNAIRE AND ACKNOWLEDGMENT FORM

Exhibit A-1	PERSONAL ACCOUNT LIST/DIRECTORSHIPS

Exhibit B	COMPLIANCE CERTIFICATION AND ACKNOWLEDGMENT FORM

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Introduction

This Code of Ethics (the “Code”) is written so as to be read and understood by each Employee (as defined below) of GoldenTree Asset Management, LP and its affiliates (“GTAM” or “the Firm” or “We”) with respect to such Employee’s activities on behalf of the Firm and personally. This Code is not intended to serve as a comprehensive outline regarding the conduct of Employees of the Firm, but rather to establish general rules of conduct and procedures applicable to all Employees of the Firm. In addition, Employees associated with GTAM’s affiliate, GoldenTree Asset Management Credit Advisor LLC (the Access Persons), are required to abide by a code of ethics adopted by a registered investment company client under Rule 17j-1 (“Registered Fund Code of Ethics”) under the Investment Company Act of 1940, as amended (“1940 Act”). Compliance with the Code shall, for certain purposes, constitute compliance with the Registered Fund Code of Ethics, however, all applicable personnel are responsible for reviewing and referring to the Registered Fund Code of Ethics in addition to this Code.

This Code should be kept at hand for easy reference. Any questions regarding this Code or compliance issues must be directed to GTAM’s Chief Compliance Officer (the “Compliance Officer”). The Compliance Officer is responsible for ensuring that you are familiar with the rules applicable to your activities on behalf of GTAM. We expect you to be familiar with GTAM’s standards and procedures as set forth in this Code. For purposes of ease and understanding this Code a few terms as commonly used throughout the Code are defined below:

“Client Account” means the account of any client (other than an account of an Employee or of GTAM) as to which GTAM provides investment advisory or management services.

“Connected Person” means, in relation to an Employee:

(a)       the Employee’s spouse or civil partner;

(b)       a dependent child or stepchild of the Employee; or

(c)       any other relative of the Employee who has shared the same household as the Employee for at least one year on the date of the personal transaction concerned; or

(d)       any company in which the Employee owns more than 20% of the shares or voting rights.

“Proprietary Account” means a personal investment or trading account in which an Employee or a Connected Person of the Employee maintains a beneficial interest, an investment or trading account (other than a Client Account) over which an Employee exercises control, or a proprietary investment or trading account maintained for GTAM or its Employees (each “Proprietary Account” only relates to investment or trading accounts where there is the ability in such accounts to purchase/sell “Securities” as defined herein).

“Security” shall mean all investment instruments commonly viewed as (i) securities or (ii) derivatives thereon, such as common stock, corporate bonds, warrants, depositary receipts, options on equities, limited partnership interests in private investment funds, but shall not include foreign exchange “spot” or “forward” contracts and purchases that are part of an automatic dividend reinvestment plan and money market investments.

Section 1

General

1.1.       Statement of General Principles

It is GTAM’s policy that its Employees comply fully with the provisions of the Investment Advisers Act of 1940 and the rules and regulations thereunder, and all other applicable laws. Among other things, the Advisers Act prohibits investment advisers and their employees, in connection with the purchase or sale of security held or to be acquired by a client, from

•	Defrauding such client in any manner;
•	Misleading such client, including by making a statement that omits material facts;
•	Engaging in any act, practice or course of conduct that operates or would operate as fraud or deceit upon such client;
•	Engaging in any manipulative practice with respect to such client; or
•	Engaging in any manipulative practice with respect to securities, including price manipulation.

All Employees owe a fiduciary duty to, among others, the Firm’s clients. The interest of clients must always be recognized, be respected, and come before those of Employees. In any decision relating to personal investments or other matters, Employees must assiduously avoid serving their own personal interests ahead of any client’s interests, avoid usurping investment opportunities from clients or taking any other inappropriate advantage of their position with or on behalf of the Firm. It is critical that Employees avoid any situation that might compromise - or appear to compromise - their exercise of fully independent judgment in the interests of the Firm’s clients. Accordingly, the Code contains preclearance procedures with respect to personal securities transactions, as well as certain prohibitions against such transactions. All personal investment and other activities of Employees must not only comport with the Code and avoid any actual or potential conflicts of interest, but must also abide by the spirit of the Code and the principles articulated herein.

The Code applies to all of the Firm’s Employees, which for purposes of the Code include all of the Firm’s supervised persons. The Firm’s supervised persons consist of our officers and partners (or other persons occupying a similar status or performing similar functions); our employees; and any other person who is subject to the Firm’s supervision and control.

All personnel are encouraged to report to the Compliance Officer any known or suspected violations of the policies and procedures contained in this Code or other activities of any Employee that could be construed as a violation of any law, rule or regulation applicable to GTAM’s business. If you are unsure whether a violation has occurred, you should discuss the matter with the Compliance Officer. Failure to report a violation to the Compliance Officer could result in disciplinary action against any non-reporting Employee, which may include termination of employment.

Only GTAM’s Compliance Officer or General Counsel may grant exceptions to the Code.

We encourage employees who have concerns about possible violations of federal or state law or regulations to report such concerns to the General Counsel or Chief Compliance Officer. In addition, nothing in this policy manual or otherwise shall be construed to prohibit personnel from reporting possible violations of federal or state law or regulations to any governmental agency or self-regulatory organization, or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations.

Prior authorization of the Company is not required to make any such reports or disclosures, and personnel are not required to notify the Company that he or she has made such reports or disclosures.

1.2.       Use and Distribution

This Code is a basic integral part of GTAM’s compliance program. All Employees of GTAM will be provided a copy of this Code, a copy of which is also available on GTAM’s internal website. Upon hire and annually thereafter, such persons are required to sign an acknowledgment stating that they have received, read, understand, and agree to comply with the provisions of the Code. This Code may be revised and supplemented from time to time. It is the responsibility of the holder to see that his or her copy is up-to-date by inserting new material as instructed.

It is part of your responsibilities as a GTAM Employee to understand the contents of this Code and the policies set forth herein, and to adhere to all applicable policies and procedures.

Section 2

Employee Conduct

2.1.       Outside Activities.

All outside activities conducted by an Employee that (i) involve employment, or provide for compensation to the Employee must be pre-approved by the Compliance Officer; (ii) involve publication of articles, internet blogging, or radio or television appearances, must be disclosed to the Compliance Officer. Participation on the boards of non-profit organizations must also be pre-approved by the Compliance Officer. In connection with these activities, the Compliance Officer will consult with Senior Management to the extent deemed necessary. With respect to communications with the media, please refer to Section 13.8 of the Compliance Manual. The Compliance Officer may require full details concerning the outside activity including the number of hours involved and the compensation, if any, to be received.

Furthermore, regardless as to the nature of a particular activity, any outside activities conducted by Employees must not cause harm or jeopardize the interests of GTAM and its clients, nor tarnish the reputation of GTAM, its clients, or its Employees.

2.2.       Gifts and Entertainment.

The acceptance or offering of gifts, entertainment, favors, and/or other things of value by an Employee may create a conflict of interest for GTAM. If gifts, entertainment, favors and/or other things of value are excessive in amount or frequency, they may be seen as unduly influencing the Employee’s decision-making and interfering with their fiduciary obligations to clients. GTAM Employees should adhere to the below procedures when accepting or offering gifts, entertainment, favors and/or other things of value from or to a person or entity that does business with or on behalf of GTAM or a GTAM client.

1.        Gifts and entertainment should be reasonable in terms of frequency and value. No Employee may accept or offer any gift of more than a value of $500 from or to any single person or entity that does business with or on behalf of GTAM without approval from the General Counsel or the Compliance Officer.

2.        Never accept gifts, favors, entertainment and/or other things of value that may unduly influence your decision-making or make you feel beholden to a person or a Firm.

3.        Employees are prohibited from giving or accepting cash gifts or cash equivalents as a gift other than: (a) in connection with a celebratory event such as a wedding; (b) where the relevant amount is $500 or less; and (c) with notice to the General Counsel or Compliance Officer.

4.        Employees should not offer gifts, favors, entertainment and/or other things of value if the sole intent is to inappropriately influence decision-making or make a client feel beholden to GTAM.

5.        Entertainment and dining situations should be used to foster and promote business relationships with a Firm. In furtherance of this intent, the following procedures should be followed with respect to entertainment and dining situations involving GTAM personnel and individuals/firms that do business with or on behalf of GTAM: (i) invitations received or extended by Employees to high profile events, regardless of the actual cost involved (e.g., premier sporting events such as a play-off game or the final rounds of a tournament or a high profile concert/show) must be disclosed to and approved in advance by the Compliance Officer or the General Counsel; and (ii) entertainment and dinners must be reported if it is reasonable to assume that the per person cost will exceed the $500 threshold, even if a service provider to GTAM is in attendance (if the $500 threshold is in fact exceeded, after-the-fact notice may be provided). Note that business breakfasts and lunches are permitted without compliance notification. Similarly, entertainment and meals (whether received or given) involving sponsored conferences/events where multiple non-GTAM parties are included are also permitted without compliance notification.

6.        The Compliance Officer will maintain a gift log identifying the gift or entertainment event, the sender, the recipient, and the value thereof. Periodic analysis will be conducted in seeking to confirm that an Employee is not feeling indebted to a Firm, e.g., increased trading with a particular brokerage Firm following the receipt of a gift or invitation.

7.       If you are unsure of the appropriateness of any gift, favor or other thing of value, please consult with the Compliance Officer or General Counsel.

Please note that certain employees are also subject to additional policies and standards that are described in the UK Gifts and Entertainment Policy (applicable to UK employees) and the Trade Management Guidelines (applicable to the US Trading Desk employees). To the extent there are any inconsistencies (e.g., different reporting thresholds), the more stringent policy will apply.

Special Considerations – Gifts and Entertainment Involving Pension Plans and Government/Municipal Entities

Under the Employee Retirement Income Security Act (ERISA), plan sponsors and fiduciaries of covered pension plans must exercise caution in accepting any gifts or gratuities from a service provider (including investment advisers like GTAM), even those of reasonable value. Specifically, Section 406(b)(3) of ERISA makes it unlawful for a plan fiduciary to receive any consideration for its own personal account from any party dealing with the plan in connection with a transaction involving the assets of the plan. Further, in some cases the Department of Labor has interpreted this provision quite narrowly, stating that any gift or entertainment made by a current or prospective service provider to a plan fiduciary may be deemed prohibited.

Additionally, many state and local governments have enacted similar laws and regulations regarding the receipt of gifts and entertainment by the individuals responsible for administering their public employee pension plans. In some cases, GTAM may be prohibited entirely from engaging in gifts and entertainment with these clients and may be disqualified from managing accounts on behalf of such clients if it does so.

While these requirements apply primarily to plan fiduciaries as the potential recipients of gifts or entertainment (rather than the giver), in order to prevent GTAM as a service provider from running afoul of ERISA and non-ERISA (e.g., governmental plans) rules in these areas (including the Foreign Corrupt Practices Act with respect to non-U.S. entities), GTAM policy requires that with respect to ERISA and non-ERISA public pension plan clients (including those of non-US governmental entities) no gifts be given (other than gifts memorializing an event, e.g., investor conference gift handouts) and no extravagant entertainment be provided without consulting with the Compliance Officer or General Counsel so they may be reviewed in advance for reasonableness and appropriateness.

2.3.       Confidentiality.

As a general matter, GTAM must keep all information regarding clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, and the client’s securities holdings.

Any information that an Employee obtains regarding advice furnished by GTAM to its clients, non-public data furnished to GTAM by any client or any other person or the analyses and other proprietary data or information of GTAM (e.g., GTAM’s investment positions, any actual or contemplated transaction and information with respect to existing and potential clients) is strictly confidential and may not be revealed to third parties (including, but not limited to, family household members) or used for the benefit of any person other than GTAM, except to the extent necessary for the performance of an Employee’s duties. Such information is the property of GTAM and disclosure of such information to any third party without the permission of the Compliance Officer or applicable supervisory person, is grounds for immediate dismissal by GTAM. These obligations regarding confidentiality shall continue even after an employee is no longer is working for GTAM (regardless as to the reasons as to why the employee has left GTAM).

The Code of Ethics is not intended to preclude discussion with non-GTAM individuals regarding investments or issuers. There is nothing improper or inappropriate with portfolio managers or analysts sharing thoughts or impressions about an industry/sector or a specific company, including discussion of publicly released financial reports or other filings, press releases, and news stories. However, GTAM Employees should not disseminate information that could influence a person’s decision to buy, sell or hold a security.

The following principles should be observed by GTAM’s Employees when discussing issuer information with non-GTAM individuals:

1.	No Employee should discuss any actual or contemplated security transaction by GTAM, except in the performance of their duties for GTAM (e.g., discussing transactions with the executing counterparty or with a potential co-investor; prime broker; attorney; accountant). Further, no Employee should release information (except to those concerned with the transaction, i.e., counterparty, co-investor, prime broker) as to any investment portfolio changes, proposed or in process, except upon the completion of such changes, in conjunction with a regular report to a client, or, if relevant, the completion of a regulatory filing.

2.	No Employee is permitted to disclose information for the purpose of manipulating the market, e.g., touting a company to others in order to create a buy interest when GTAM is contemplating selling its holdings.

3.	Employees are not permitted to disclose any information for the purpose of coordinating trading activity in a publicly traded security.

4.	Employees should not disclose at what specific price GTAM would be a buyer or seller of a specific publicly traded security.

5.	As a general matter, temporary workers should not be entrusted with tasks that involve, or be otherwise exposed to, confidential information, unless it is absolutely necessary. All temporary workers will be required to sign a confidentiality agreement upon commencing their employment with GTAM.

2.4       Service as an Officer or Director of Public Company.

Without the prior approval of the Compliance Officer, no Employee may serve as an officer or director of a public company. The determination of an Employee’s eligibility to serve as an officer or director shall be based on whether that board service would be consistent with the interests of GTAM and its clients. If board service is authorized, certain safeguards may be implemented in the discretion of the Compliance Officer. While approval is not needed in the case of family members accepting such positions, notice may be required by the Compliance Officer in order that any potential conflicts involving GTAM may be monitored.

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2.5.      Disciplinary Matters and Involvement in Litigation.

Each prospective Employee is required to complete a questionnaire (in the form attached hereto as Exhibit A) responding to, among other things, questions regarding legal and disciplinary actions involving the Employee. The completed questionnaire is maintained as part of each Employee’s permanent personnel record and each Employee is required to advise the Compliance Officer immediately of any event that would change the Employee’s response to any question concerning legal or disciplinary actions. In addition, each employee is asked to certify annually that no change (other than changes the Employee has previously reported) has occurred with respect to his or her responses.

An Employee shall advise the General Counsel or the Compliance Officer immediately if she or he becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, or is subject to any judgment, order or arrest. Notice should also be given to the General Counsel or Compliance Officer upon receipt of a subpoena for information from the Firm relating to any matter in litigation, receipt of a garnishment lien, tax levy or judgment against the Firm or any of its clients or employees.

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2.6.      Dealings with Government Officials and Industry Regulators

The securities industry is highly regulated. As a result, there often is contact with the regulators. If an Employee is contacted by a government official or industry regulator (e.g., the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the New York Stock Exchange, state securities commissions, the United Kingdom Financial Conduct Authority (the FCA) or any criminal prosecutor’s office) regarding any matter relating to the business of GTAM, whether by telephone, letter or office visit, the Employee may not, under any circumstances, engage in any discussion or take any other action in response to the contact (except as may be required by law) without notifying the Compliance Officer. Nothing herein shall prohibit any Employee from lawfully communicating, other than on behalf of GTAM, with any U.S. governmental or regulatory body or official regarding a possible violation of any law or regulation. All Employees have a right to contact such agencies for any such purpose and will not be subject to any retaliatory actions by GTAM.

Regulatory inquiries may be received by mail, telephone or personal visit. In the case of a personal visit, demand may be made for the immediate production or inspection of documents. While any personal or telephone inquiry should be handled in a courteous manner, the caller or visitor should be informed that a response requires the approval of the Compliance Officer. In the case of a telephone inquiry, the caller should be informed that his or her call will be promptly returned. Letter inquiries should be forwarded to the Compliance Officer. Under no circumstances should any documents or material be released without prior approval of the Compliance Officer. Nor should any Employee have substantive discussions with any regulatory personnel without prior consultation with the Compliance Officer. This policy is standard industry practice and should not evoke adverse reaction from any experienced regulatory personnel. Even if an objection to such delay is made, the policy is fully within the law and no exceptions to it should be made.

The anti-bribery provisions of the Foreign Corrupt Practices Act (“FCPA”) cover acts involving the direct or indirect bribery of foreign officials by any person while in the territory of the United States, by any U.S. person while acting wholly outside of the United States or by any person abroad working for a US company. Consequently, GTAM, its operating international affiliates (GoldenTree Asset Management UK LLP and GoldenTree Asset Management Singapore Pte. Ltd), and its officers, directors, agents and Employees are subject to the FCPA.

A “bribe” is defined as anything of value that is offered, promised, or given to influence a decision to do business with GTAM or to give GTAM an improper or unfair advantage. GTAM, its employees, and third party agents acting on behalf of GTAM are prohibited from paying bribes to anyone.

Under the FCPA, a foreign government official is any officer or employee of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization. Under the FCPA, GTAM Employees and third party agents GTAM has engaged, including non-US placement agents, are prohibited from offering to pay, paying, promising to pay, or authorizing the payment of money or anything of value to a ‘foreign official’ (including employees of state controlled organizations) in order to influence any act or decision of the ‘foreign official’ in his or her official capacity or to secure any other improper business advantage in order to obtain or retain business. This also applies to gifts paid for by the Firm or any GTAM Employee.

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When considering the offer of gifts, travel, or hospitality to or for the benefit of any government official, GTAM employees are reminded that any such activities must be:

1.	Based on a legitimate business purpose.

2.	Of reasonable and appropriate value.

3.	Pre-approved by the General Counsel or Chief Compliance officer personnel when required by the Code

4.	Prohibited when they could be viewed as a bribe or create the appearance of being improper.

5.	In compliance with all applicable laws and regulations.

Prior to entering any business arrangement (formal or informal) with a proposed third party - including third party placement agents who will solicit business with foreign government officials on GTAM’s behalf- GTAM Employees must first consult with GTAM’s General Counsel and/or Chief Compliance Officer.

An Employee who has knowledge of facts or incidents that such Employee believes may violate the FCPA has an obligation, immediately after learning of such fact or incident, to report the matter to the General Counsel or the Chief Compliance Officer.

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2.7.      Customer Complaints

Complaints are defined as any statement of an investor or a person acting on behalf of an investor, alleging a grievance in connection with his/her account at GTAM.

When a communication from a client is received, either orally or in writing, it is important to determine whether the client is, in fact, complaining about a product or service, or whether he or she is merely asking questions and seeking information. The surrounding facts and circumstances of each case will dictate whether it is a complaint or an informational request. The guide here is common sense. We do not want to turn every call into a complaint, but at the same time we want to be responsive to our customers. Therefore, err on the side of documenting a call as a complaint when you are unsure.

It is the policy of GTAM that all complaints are to be investigated thoroughly, resolved promptly and fairly, and adequately documented. A file will be maintained containing information about each complaint and its resolution.

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2.8.      Political Contributions

From time to time, Employees may wish to make political contributions. In order, however, that all such political contribution activities meet applicable regulatory and other requirements the following policy has been adopted:

•	Should an Employee and/or his/her spouse wish to make a political contribution to a candidate for (a) any federal, state or local public official; (b) any individual running for an elected office; (c) any political parties; and/or (d) any political action committees, he/she must first seek pre-approval from General Counsel or Compliance Officer.

•	The General Counsel or Compliance Officer will coordinate with Client Service/Marketing to review whether GTAM has any connections with the intended recipient of the potential contribution or to any related government/municipal entity.

•	To the extent that no existing or prospective relationship is identified with either the candidate or a related government/municipal entity, the Employee will generally receive approval for the contribution to be made. It should be noted, however, that even in cases where no immediate GTAM relationship is found, approval may not always be granted.

•	To the extent that a relationship is identified, the General Counsel or Compliance Officer will research whether there are any applicable rules that would either prevent the contribution from being made or require that contributions be limited to a certain dollar amount.

•	Further, to the extent that a relationship is identified, the General Counsel or Compliance Officer may also, as it believes necessary, speak to members of senior management to consult their views as to the making of the contribution.

•	The approval or disapproval of the potential contribution will then be conveyed to the employee.

Rule 206(4)-5 (Political Contributions by Certain Investment Advisers) under the Advisers Act addresses “pay to play” practices by investment advisers involving campaign contributions and other payments to government clients and elected officials able to exert influence on such clients. The Rule contains three key prohibitions:

•	Two year ban on advisers from providing advisory services for compensation where political contributions have been made to an elected official (both incumbents and candidates) in state and local jurisdictions either individually or through the funds

•	Contributions made by a ‘covered associate’ will be attributed to an adviser if those contributions were made within (i) two years prior to the date the individual became a covered associate, (for those who solicit clients for GTAM) or (ii) six months prior to the date an employee becomes a covered associate, (who do not solicit clients for GTAM).

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•	Similarly, advisers must look forward with respect to the contributions of former covered associates, regardless of whether such individual remains employed by or affiliated with the adviser.

•	Prohibits the use of third-party consultants who are not themselves not registered with the SEC or licensed by FINRA (“regulated persons”) subject to pay-to-play restrictions on political contributions (effective date as of September 13, 2011) and

•	Prohibits solicitation of contributions for investment advisors and key personnel.

A “covered associate” includes (i) any partner, managing member or executive officer or individual with a similar status or function, and (ii) any employee who solicits a government entity for the adviser (and any person who directly or indirectly supervises such employee)

A person’s activities and not his or her title will ultimately determine whether he or she is a covered associate.

Two de minimis contribution exceptions:

•	Contributions of $350 or less per election, per covered associate for any election in which that covered associate is entitled to vote (covered associate’s primary residence is located in the area in which the official is running)

•	Contributions of $150 or less per election, per covered associate for any election in which the covered associate is not entitled to vote

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2.9       Non-disparagement

Employees agree that they will not publish or communicate to any person or entity any disparaging (as defined below) remarks, comments or statements concerning GTAM and/or its affiliates, partners or employees (in the case of partners and employees regarding company related matters). Disparaging remarks, comments or statements are those that impugn the character, honesty, integrity or morality or abilities in connection with any aspect of the operation of the entity or individual being disparaged.

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Section 3

Personal Trading Restrictions

3.1.      Personal Trading Accounts and Reports.

In furtherance of Rule 204-2(a)(12) and Rule 204A-1 of the Advisers Act, each Employee is required to identify to the Compliance Officer upon hire, and thereafter at least annually, all brokerage accounts that constitute Proprietary Accounts with respect to such Employee and all securities holdings. To that end, each Employee shall be treated as “Access Persons” under the Rule. In addition, each Employee must inform the Compliance Officer any time he or she opens a new brokerage account.

Each Employee shall arrange for duplicate copies of all confirmations and brokerage activity statements relating to such Proprietary Accounts to be either transmitted electronically to our Protegent Trading Application (“PTA”) or for physical statements to be sent to the Compliance Officer (for those accounts where an exception to electronic delivery was granted), which will serve to satisfy the requirement under Rule 204-2(a)(12) that employees provide a quarterly securities transaction report. For those physical statements that are sent to the Compliance Officer, the trade and holdings information will be manually entered into PTA. Periodic testing on a quarterly basis will be conducted to ensure the data captured in PTA matches the information contained on the actual brokerage statement.

New employees must report their personal trading Proprietary Accounts and securities holdings (whether publicly or privately traded) to the Compliance Officer within 10 days of their start date. Annually, employees will also provide to the Compliance Officer a schedule of their securities holdings (whether publicly or privately traded). All transactions for Proprietary Accounts or any Private Securities transactions must have the prior approval that is required in Sections 3.4 and 3.5 hereof.

Prior approval to trade is needed for any account in which the Employee maintains a beneficial or pecuniary interest – such as a joint account or where the employee exercises investment control. Prior approval is not needed for accounts where an independent third party manages the Employee’s account and the Employee does not directly or indirectly influence or control the trading activity. The Employee is required to procure, however, that duplicate account records, however, should be provided to the Compliance Officer for such accounts in order that the Compliance Officer can monitor the accounts for any potential issues.

As provided in Section 3.6 herein, each Employee shall at least annually submit via PTA a written statement in the form of Exhibit C attached hereto certifying, among other things, that he or she has reported all personal Securities transactions and holdings (whether publicly or privately traded).

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3.2.      Prohibited Investments/Holding Periods.

No employee may knowingly for personal benefit take advantage of an opportunity that arises as a result of his or her position with GTAM. Employees cannot purchase or sell a security if a GTAM client has a pending order (buy or sell) in the same security. Similarly, employees cannot purchase or sell a security if they know or should know that GTAM is contemplating purchasing or selling the same security for a client. Further, employees are also not permitted to trade a security of an issuer for their personal brokerage account on the same day as when GTAM is trading a different security type of the issuer on behalf of its clients. For example, if GTAM has traded the bonds or preferred equity of XYZ, employees may not trade XYZ common or options on that same day. Additionally, employees are prohibited from purchasing non-investment grade corporate debt investments in their personal brokerage accounts unless the security’s issue size is below $250 million and the enterprise value of the company is less than $450 million as those are not deemed core investments for our funds.

Employees are further prohibited from purchasing Distressed Debt securities that are either held by, or generally considered to be eligible for purchase, by any GTAM managed fund or account. Employees are also prohibited from purchasing any securities (debt or equity) of an issuer that has outstanding Distressed Debt that is held by any GTAM managed fund or account. For this purpose, Distressed Debt is defined as debt securities (including convertible debt securities) issued by public or private issuers that are materially priced under par, undergoing material liquidity problems or are in a restructuring. If an Employee that owns securities of an issuer (e.g., common stock) that has outstanding debt securities that become Distressed subsequent to the Employee’s investment, the Compliance Officer shall consider whether any additional supervisory or compliance measures are necessary to address the potential for conflicts of interest. Further, in such a situation the employee may (depending on the specific facts and circumstances) be required to sell their investment within a reasonable period of time.

Further, the purchase and sale of tax-exempt bonds issued by states and local municipalities as well as securities issued by non-U.S. sovereign governments that are trading at distressed levels are also subject to the pre-approval requirements specified in Section 3.1 of the Code. Investments in such securities will also be subject to a 20 calendar day holding period (subject to the exceptions noted below) and where GTAM’s funds are trading in such securities, a 5 business day blackout period if the total outstanding issuance is less than $5 billion, or a 3 business day blackout period if the total outstanding issuance is greater than $5 billion. For this purpose, a municipal or sovereign government security is trading at a distressed level when it is yielding at least 1000 bps over the U.S. Treasury yield.

Finally, employees are prohibited from trading in securities that are on GTAM’s Restricted List.

Employee Securities Trades made within Five Business Days of a GTAM Transaction in the Same Security

No Employee is permitted to trade a Security that has been traded by GTAM within five business days without the prior written consent of the Compliance Officer, unless otherwise noted in the Code. If GTAM trades a security within five business days after an Employee trades that security, the Employee, depending on the facts and circumstances of the trade, may be asked to disgorge any gains from his trade to the applicable client accounts. Additionally, no Employee may trade a security held in a GTAM managed account within five business days of month-end to prevent inadvertent violations of trading securities held in a GTAM managed account when the account is likely to be rebalanced due to additional capital contributions or withdrawals.

Forty Five Calendar Day Hold on Employee Security Acquisitions

Without the written approval of the Compliance Officer, or in the case of tax-exempt bonds issued by states and local municipalities as well as securities issued by non-U.S. sovereign governments that are trading at distressed levels (which has a separate holding period requirement), an Employee must not sell any portion of a Security purchased within forty five calendar days of the Employee’s acquisition of the Security (or if an Employee sells a Security short, the Employee may not cover the Security within forty five calendar days of the sale of the Security).

Exceptions

As determined by the Compliance Officer, transactions that are consistent with the purposes of this Code, or which because of the amount of securities involved and the market capitalization of the issuer, appear to present no reasonable likelihood of harm to, or conflict with, a GTAM client, may be excepted from the prohibitions described above. With respect to the holding period requirement, exceptions may be granted to allow an employee to sell within the requisite holding period when the value of the investment has declined from the time of purchase by a material amount, which is generally defined as greater than 5%. However, for those securities that are held in any of the Client Account portfolios at the time of the sale request, GTAM will generally apply a higher materiality threshold. If the security an employee wishes to sell, prior to the expiration of the holding period, is also held by one of the Client Accounts, then the depreciation in value generally must be at least 10% for this type of exception to be granted.

The prohibitions and preclearance requirements described in this Section do not apply to the following:

•	Purchases and sales of securities issued or guaranteed by the U.S. government or its agencies or instrumentalities;

•	purchases and sales of securities issued by any sovereign government (except as noted above);

•	purchases and sales of tax-exempt bonds issued by states and local municipalities (except as noted above);

•	purchases and sales of securities of registered investment companies;

•	purchases and sales of exchange-traded funds, index securities, options on stock indexes, options on government debt securities, options on foreign currencies, or forward foreign currency transactions;

•	purchases and sales of bankers’ acceptances, bank certificates of deposit, and commercial paper;

•	purchases that are part of an automatic dividend reinvestment plan; and

•	transactions by an investment adviser having complete discretion over the employee’s account.

3.3.       Front-Running

Employee may not execute a transaction in a Security for a Proprietary Account if the Employee is aware or should be aware that an order for a Client Account for the same Security, remains unexecuted or that GTAM is considering trades in the Security for Client Accounts. Transactions in options, derivatives or convertible instruments which are related to a transaction in an underlying Security for a Client Account (“inter-market front running”) are subject to the same restrictions.

3.4.       Private Placements and Initial Public Offerings.

Without the approval of the Compliance Officer, no Employee may acquire for a Proprietary Account or otherwise acquire an interest in any Securities in a private placement (“Private Placement”) or initial public offering (“IPO”). The factors to be taken into account in this prior approval include, among other considerations, whether the Private Placement or IPO should be acquired for GTAM’s Client Accounts, whether the Private Placement or IPO is being offered to the Employee because of his or her position with GTAM and whether notice to clients is appropriate. If an Employee has acquired Securities in a Private Placement before becoming an Employee of the Firm, the Employee must disclose that investment to GTAM. (See New Employee Questionnaire and Acknowledgment Form attached as Exhibit A).

If the Firm intends to acquire for Client Accounts any Securities of an issuer which previously were acquired by an Employee as part of a Private Placement, the Compliance Officer shall evaluate whether any conflicts of interest exist regarding such purchase and whether prior to investing in such Securities on behalf of Clients, disclosure should be made to clients regarding the nature of the Employee’s interest in the Securities.

3.5.       Required Personal Trading Approvals

Transactions in Securities (including Privately Placed Securities) for Proprietary Accounts may not be effected without the prior approval of a designated trader, designated portfolio manager and the Compliance Officer or another member of the Legal group (collectively, the “Approval Officer”) or, in either’s absence, a designated substitute, and any transaction may be canceled at the end of the day by the appropriate Approval Officer, when appropriate.

Employees must submit a Personal Securities Trading Request Form via the PTA system in order to obtain approval for a transaction for an Employee’s Proprietary Account. The appropriate Approval Officer shall promptly notify the Employee of approval or denial of clearance to trade via the PTA system. If approved transactions for an Employee’s Proprietary Account are not executed on the day of such approval, the Employee must re-submit a Personal Securities Trading Form via the PTA system for approval. Similarly, the security or share amount may not be changed by the employee without obtaining new preclearance.

Depending upon an Employee’s position at GTAM, additional pre-approvals may be required at the discretion of the Compliance Officer prior to authorizing a transaction in a Security.

The appropriate Approval Officer may restrict such Employee from buying or selling the position from any Proprietary Account until a specified period of time after the orders for Client Accounts have been filled and there is no buying or selling program in progress.

Similarly, when investing in private funds (e.g., private equity funds, or non-GTAM hedge funds), Employees must obtain prior approval from the Compliance Officer and must submit a pre-approval form along with copies of the fund’s placement memorandum and signed subscription document. The employee is also required to disclose whether their investment in such private fund is subject to any special or favorable terms that would not be generally available to other investors in the private fund.

3.6.       Annual Acknowledgment.

Each Employee upon hire is required to acknowledge his or her receipt and understanding of, and agreement to abide by, the policies described in this Code and the Registered Fund Code of Ethics (as applicable). Thereafter, each Employee shall at least annually submit a written statement (in the form attached as Exhibit B) via PTA acknowledging his or her receipt and understanding of, and agreement to continue to abide by, the policies described in this Code and the Registered Fund Code of Ethics (as applicable), and certifying that he or she has reported all personal Securities transactions and holdings (whether publicly or privately traded). Employees who fail to provide the requested acknowledgments by the specified due date will be subject to a financial penalty in an amount to be determined by the Compliance Officer.

3.7.       Sanctions.

The Compliance Officer (or designee) shall review all personal trading activity of all Employees. If the Compliance Officer identifies a violation of this Code or actual or potential conflicts of interest (even if discovered after-the-fact because certain facts were not initially disclosed), it will result in the imposition of disciplinary sanctions. Generally, it is expected that disciplinary sanctions for failing to comply with these policies will consist of the following: (a) first time infraction – formal written warning; (b) second time infraction – 30 days trading suspension from establishing new positions or adding to existing positions; (c) third time infraction – referral to senior management for discipline as deemed appropriate. It should be noted, however, that GTAM reserves the right to impose different or additional disciplinary sanctions at any time in its sole and absolute discretion, as opposed to what is noted above, including but not limited to permanent suspension of personal trading privileges, reversal of transactions and disgorgement of profits and/or termination of employment

3.8.       Registration, Licensing and Testing Requirements.

Each Employee should check with the Compliance Officer to ensure that he or she has complied with any applicable registration, licensing and testing requirements required as a result of such Employee’s duties and position.

Exhibit A

GoldenTree Asset Management LP

EMPLOYEE QUESTIONNAIRE AND ACKNOWLEDGMENT FORM

I.            Disciplinary History

A.	In the past ten years the Employee[1] has been convicted of or pleaded guilty or nolo contendre (“no contest”) to:

(1)	a felony of misdemeanor involving:
•	investment or investment-related business[2]
•	fraud, false statements, or omissions
•	wrongful taking of property or
•	bribery, perjury, forgery, counterfeiting, or extortion or conspiracy to commit any of the above? Yes ☐ No ☐

(2)	any other felony? Yes ☐ No ☐

B.	Has any court:

(1)	in the past ten years, enjoined the Employee in connection with any investment related activity? Yes ☐ No ☐

(2)	ever found that the Employee was involved[3] in a violation of investment-related statutes or regulations? Yes ☐ No ☐

(3)	dismissed, pursuant to a settlement agreement, an investment-related civil action brought against Employee by a state or foreign financial regulatory authority? Yes ☐ No ☐

C.	Has the U.S. Securities and Exchange Commission or the Commodity Futures Trading Commission ever:

(1)	found the Employee to have made a false statement or omission? Yes ☐ No ☐

1             “Employee” includes all officers, partners, or directors of GTAM or its affiliates.

2             For purposes of this questionnaire, “investment or investment-related” pertains to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with a broker-dealer, investment company, investment adviser, futures sponsor, bank or savings and loan association.

3             For purposes of this questionnaire, “involved” means doing an act or aiding, abetting, counseling, commanding, inducing, conspiring with or failing reasonably to supervise another in doing an act.

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(2)	found the Employee to have been involved in a violation of its regulations or statutes? Yes ☐ No ☐

(3)	found the Employee to have been a cause of an investment-related business having its authorization to do business, denied, suspended, revoked, or restricted? Yes ☐ No ☐

(4)	entered an order denying, suspending or revoking the Employee’s registration or otherwise disciplined him or her by restricting his or her activities? Yes ☐ No ☐

D.	Has any other federal regulatory agency or any state regulatory agency or foreign financial regulatory authority:

(1)	ever found the Employee to have made a false statement or omission or been dishonest, unfair, or unethical? Yes ☐ No ☐

(2)	ever found the Employee to have been involved in a violation of investment regulations or statutes? Yes ☐ No ☐

(3)	ever found the Employee to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted? Yes ☐ No ☐

(4)	in the past ten years, entered an order against the Employee in connection with an investment-related activity? Yes ☐ No ☐

(5)	ever denied, suspended, or revoked the Employee’s registration or license, prevented him or her from associating with an investment-related business, or otherwise disciplined it by restricting its activities? Yes ☐ No ☐

(6)	ever revoked or suspended the Employee’s license as an attorney or accountant? Yes ☐ No ☐

E.	Has any self-regulatory organization or commodities exchange ever:

(1)	found the Employee to have made a false statement or omission? Yes ☐ No ☐

(2)	found the Employee to have been involved in the violation of its rules? Yes ☐ No ☐

(3)	found the Employee to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted? Yes ☐ No ☐

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(4)	disciplined the Employee by expelling or suspending him or her from membership, by barring or suspending its association with other members, or by otherwise restricting his or her activities? Yes ☐ No ☐

F.	Has any foreign government, court, regulatory agency, or exchange ever entered an order against the Employee related to investments or fraud? Yes ☐ No ☐

G.	Is the Employee now the subject of any proceeding that could result in a “yes” answer to parts A-F above? Yes ☐ No ☐

H.	Has a bonding company denied, paid out on, or revoked a bond for the Employee? Yes ☐ No ☐

I.	Does the Employee have any unsatisfied judgments or liens against him or her? Yes ☐ No ☐

J.	Has the Employee ever filed a bankruptcy petition or been declared bankrupt? Yes ☐ No ☐

K.	If you answered “yes” to any of the questions above, please give the following details of any court or regulatory action:

•	the organization and individuals named
•	the title and date of the action
•	the court or body taking the action
•	a description of the action

II.           Conflicts of Interest

A.	Is a member of the immediate family[4] of the Employee employed in the securities or financial services industry[5].

☐  Yes ☐  No

If a member of the immediate family of the Employee is employed in the securities or financial services industry, please indicate the company ________________ and position ________________.

4             For purposes of this Certification, “immediate family” includes parents, mother-in-law or father-in-law, husband or wife, brother or sister, brother-in-law or sister-in-law, son-in-law or daughter-in-law and children.

5             For purposes of this Certification, “securities or financial services industry” includes, brokerage Firms, investment banks, investment advisors, private fund managers, banks, and insurance companies.

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B.	Is a member of the immediate family[3] of the Employee employed as an officer or director of a publicly traded company.

☐  Yes ☐  No

If a member of the immediate family of the Employee is employed as an officer or director of a publicly traded company, please indicate the company ________________  and position ________________ .

C.	The Employee owns or has an interest in Securities acquired in a Private Placement.

☐  Yes ☐  No.

If “Yes”, please provide the name of the issuer of such securities, the number of shares or principal amount held and the dates of such acquisitions.

D.	The Employee maintains a personal investment or trading account over which he or she has a beneficial interest, exercises control and/or provides advice.

☐  Yes ☐  No.

If yes, please provide a copy of the most recent statement for each such account(s) and complete Exhibit A-1.

E.	The Employee serves, or has served in the last six months, as a Director of a public or private company; maintains Board observation rights; or serves on a Creditors Committee.

☐  Yes ☐  No.

If yes, please complete Exhibit A-1.

F.	The Employee is involved in Outside Business Activities that either (i) provide for compensation to the Employee or (ii) involve employment, publication of articles, internet blogging, or radio or television appearances.

☐  Yes ☐  No.

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If yes, please complete Exhibit A-1.

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Exhibit A-1

PERSONAL ACCOUNT LIST/DIRECTORSHIPS/OUTSIDEBUSINESS ACTIVITIES

I certify that the brokerage accounts listed below constitute all of my Personal Accounts and that I hold no Securities in which I may be deemed to have beneficial ownership other than in my Personal Accounts, except as are listed in the second to last paragraph hereof. (Use reverse side if additional space is needed.)

If I establish any new Personal Account or if I become the direct or indirect beneficial owner of Securities not held in a Personal Account, or if any changes to a current Personal Account(s) has occurred, I will promptly advise the Compliance Officer of the existence and identity of such Personal Account or Securities.

Name and Address of Broker	Account Name	Account Number	Managed Account Y/N

Further, please indicate the name, address and account number for any investment and/or trading accounts in which Securities can be purchased/sold that are either: (a) held by family members living in your household (even where you do not maintain an interest in the account and/or you do not control the investment decisions of such accounts) or (b) managed for you by third party money managers (even if you do not control the investment decisions of such accounts).

For accounts that are managed for you by third party money managers (even if you do not control the investment decisions of such accounts):

•	Did you suggest and/or direct that the trustee or third-party discretionary manager make any particular purchases or sales of securities that would otherwise require pre-clearance to be made for such account(s) X during the prior calendar year?

☐  Yes ☐  No.

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I am a director or officer, or have Board observation rights, or serve on a Creditors Committee of the following public and private companies:

I certify that the Outside Business Activities listed below constitute all of my Outside Business Activities. If I establish any new Outside Business Activities I will promptly advise the Compliance Officer of the existence and identity of such Outside Business Activity.

Name and Address of Outside Business:

Date Completed:	Signature:
Print Name:

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Exhibit B

COMPLIANCE CERTIFICATION AND ACKNOWLEDGMENT FORM

The undersigned employee (the “Employee”) of GoldenTree Asset Management LP and its affiliates (“GTAM”) acknowledges having received and read a copy of the following: (i) the GTAM Compliance Manual (the “Manual”); (ii) the GTAM Code of Ethics and Exhibits thereto (the “Code”); (iii) the GTAM Procedures to Prevent and Detect the Misuse of Material Nonpublic Information (the “Insider Trading Procedures”); (iv) the Anti-Money Laundering Compliance Manual (the “AML Manual”); and (v) the Privacy Policies and Procedures (the “Privacy Policy”); (vi) Registered Fund Compliance Manual (“Registered Fund Manual”), if applicable, and (vii) Registered Fund Code of Ethics (“Registered Fund Code of Ethics”), if applicable, and certifies that he or she has complied during the past year with and will continue to abide by the provisions contained therein. The Employee understands that observance of the policies and procedures contained in the Manual, the Code, the Insider Trading Procedures, the AML Manual, the Privacy Policy, the Registered Fund Manual (if applicable), and the Registered Fund Code of Ethics (if applicable) is a material condition of the Employee’s employment by GTAM and that any violation of such policies and procedures by the Employee may be grounds for immediate termination by GTAM as well as possible civil or criminal penalties.

a.       The Employee hereby certifies that he or she has disclosed to the Compliance Officer of GTAM all personal investment or trading accounts over which he or she maintains a beneficial interest and/or exercises control (“Proprietary Accounts”), including any such accounts opened during the last year (or since the date of hire if less than one year). The Employee has provided to the Compliance Officer copies of all confirmations and brokerage activity statements relating to such Proprietary Accounts and has completed an annual update to his or her Proprietary Account List and Directorships/Officer positions maintained, and has reported to the Compliance Officer any changes to such information.

b.       The Employee hereby certifies that he or she has reported all transactions in all Proprietary Accounts and all Private Securities transactions which are not carried out through brokerage accounts during the last year (or since the date of hire if less than one year).

c.       The Employee hereby certifies that he or she has reported all outside business activities to the Compliance Officer of GTAM that either (i) provide for compensation to the Employee or (ii) involve employment, publication of articles, internet blogging, or radio or television appearances.

d.       The Employee hereby certifies that the responses given on his or her Employee Questionnaire and Acknowledgment Form continue to be truthful and complete. If any such responses are no longer truthful or complete, the Employee has reported all such changes to the Compliance Officer.

Date	Name of Employee

Signature of Employee

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